EXHIBIT 99.1
Press release dated January 11, 2007

GEOGLOBAL RESOURCES INC.
VIBRANT GUJARAT GLOBAL INVESTORS' SUMMIT 2007 PRESENTATION
TO BE ACCESSABLE THROUGH LIVE WEBCAST

Calgary, Alberta, Canada, January 11, 2007 - GeoGlobal Resources Inc. (the “Company” or “GeoGlobal”) (Amex: GGR) announced today that our presentation at the Vibrant Gujarat Global Investors' Summit 2007 will be broadcast live via webcast accessible through Gujarat India.. The presentation is scheduled to be held on Friday, the 12th of January, 2007 at 3:20am Mountain Standard Time. Jean Paul Roy, President and Chief Executive Officer will make the presentation. All parties are invited to attend the webcast.

When:	Friday, January 12, 2007
Presentation:	3:20 a.m. Mountain Standard (5:20 a.m. Eastern Standard)
Webcast:	Webcast will be accessible through http://www.gujaratindia.com by clicking on the associated icon labeled "Live Webcasting of Vibrant Gujarat Global Investor's Summit 2007"
The presentation will be posted on the Company's website following the conclusion of the presentation

GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company, which through its subsidiaries, is engaged primarily in the pursuit of petroleum and natural gas through exploration and development in India. Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India. Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, Cambay and the Deccan Syneclise basin areas.

Forward Looking Statements
Some statements in this press release may contain forward looking information. These statements may address future events and conditions and, as such, could involve inherent risks and uncertainties. Our actual results of oil and gas exploration and development activities could be significantly different from any results anticipated. Our exploration and development activities involve highly speculative exploration opportunities that involve material risks. Additional important risk factors are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-KSB and quarterly reports on Form 10-QSB. The filings may be viewed at http://www.sec.gov. and www.sedar.com.

For further information contact:
Allan J. Kent, Executive VP and CFO
Carla Boland, Investor Relations and Corporate Affairs
phone: 403-777-9253 email: info@geoglobal.com
fax: 403-777-9199 website: www.geoglobal.com